1 UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK LUIS PACHECO, Derivatively on Behalf of OPHTHOTECH CORPORATION, Plaintiff, v. DAVID R. GUYER, GLENN P. SBLENDORIO, DAVID E. REDLICK, THOMAS DYRBERG, AXEL BOLTE, MICHAEL J. ROSS, SAMIR C. PATEL, and NICHOLAS GALAKATOS, Defendants, -and- OPHTHOTECH CORPORATION, a Delaware corporation, Nominal Defendant. Case No. 1:18-cv-07999-VSB NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF SHAREHOLDER DERIVATIVE ACTIONS TO: ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF THE COMMON STOCK OF IVERIC BIO, INC. F/K/A/ OPHTHOTECH CORPORATION (“OPHTHOTECH” OR THE “COMPANY”) AS OF JANUARY 27, 2022 (THE “RECORD DATE”), EXCLUDING DEFENDANTS AND ANY ENTITY IN WHICH THEY HAVE A CONTROLLING INTEREST AND OFFICERS AND DIRECTORS OF THE COMPANY AND THEIR LEGAL REPRESENTATIVES, HEIRS, SUCCESSORS, OR ASSIGNS. PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT AND DISMISSAL OF THE ABOVE- CAPTIONED DERIVATIVE ACTION AND OTHER SHAREHOLDER DERIVATIVE MATTERS AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. YOUR RIGHTS MAY BE AFFECTED BY THESE LEGAL PROCEEDINGS. IF THE COURT APPROVES THE SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND FROM PURSUING THE RELEASED CLAIMS. IF YOU HOLD OPHTHOTECH COMMON STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

2 PLEASE NOTE THAT THERE IS NO CLAIMS PROCESS AND NO INDIVIDUAL STOCKHOLDER HAS THE RIGHT TO BE COMPENSATED AS A RESULT OF THE SETTLEMENT DESCRIBED BELOW. A federal court authorized this Notice. This is not a solicitation from a lawyer. I. WHY THE COMPANY HAS ISSUED THIS NOTICE Notice is hereby provided to you of the proposed settlement (the “Settlement”) of this stockholder derivative litigation and related matters. This Notice is provided by Order of the United States District Court for the Southern District of New York (the “Court”). It is not an expression of any opinion by the Court with respect to the truth of the allegations in the litigation or merits of the claims or defenses asserted by or against any party. It is solely to notify you of the terms of the proposed Settlement and your rights related thereto. The terms of the proposed Settlement are set forth in a written Stipulation of Settlement dated January 27, 2022 (“Stipulation”).1 A link to the Form 8-K filed with the SEC containing the text of the Stipulation may be found on Ophthotech’s website at the Investor Relations page at https://investors.ivericbio.com/derivative-settlement. Your rights may be affected by the settlement of the following matters, including without limitation all related stockholder demands: Pacheco v. Guyer, et al., Case No. 1:18-cv-07999- VSB (S.D.N.Y.); Ferber, et al. v. Bolte, et al., Index No. 154462/2021 (N.Y. Sup. Ct. N.Y. Cnty.); and the litigation demand made by shareholder Richard Waksman (together the “Derivative Actions”). Plaintiffs Luis Pacheco, Brian Ferber, Angel Ham and Richard Waksman (“Plaintiffs”) (on behalf of themselves and derivatively on behalf of Ophthotech); individual defendants David R. Guyer, Glenn P. Sblendorio, David E. Redlick, Thomas Dyrberg, Axel Bolte, Michael J. Ross, 1 Capitalized terms not otherwise defined shall have the same meanings as set forth in the Stipulation.

3 Samir C. Patel, Nicholas Galakatos; and nominal defendant Ophthotech (the “Defendants”) (Plaintiffs and Defendants collectively, the “Settling Parties”) have agreed upon terms to settle the above-referenced litigation and have signed the Stipulation setting forth those settlement terms. On January 20, 2023, at 4:00 p.m., the Court will hold a hearing (the “Settlement Hearing”) in the Federal Derivative Action. The purpose of the Settlement Hearing is to determine: (i) whether the Settlement is fair, reasonable, and adequate, including the separately negotiated amount of attorneys’ fees and expenses for Plaintiffs’ Counsel and the case contribution awards for the Plaintiffs, and should be finally approved; (ii) whether a final judgment should be entered and the Federal Derivative Action dismissed with prejudice pursuant to the Stipulation; and (iii) such other matters as may be necessary and proper under the circumstances. II. OPHTHOTECH DERIVATIVE LITIGATION A. The Federal Derivative Action 1. Federal Plaintiff Commences This Derivative Litigation On August 31, 2018, Federal Plaintiff filed a Verified Stockholder Derivative Complaint for Breach of Fiduciary Duty, Waste of Corporate Assets, and Unjust Enrichment (the “Complaint”) against individual defendants David R. Guyer, Glenn P. Sblendorio, David E. Redlick, Thomas Dyrberg, Axel Bolte, Michael J. Ross, Samir C. Patel, and Nicholas Galakatos (the “Individual Defendants”), on behalf of nominal defendant Ophthotech, captioned Pacheco v. Guyer, et al., C.A. No. 1:18-cv-07999-VSB (the “Federal Derivative Action”). Federal Plaintiff alleged that the Individual Defendants made and permitted the issuance of public statements that omitted material facts concerning: (i) the average lesion size and average visual acuity of patients in the control group for the Phase 2b trial for the Company’s lead drug candidate, Fovista, which allegedly had the effect of overstating the drug’s efficacy; and (ii)

4 changes made to the patient inclusion and exclusion criteria for the Fovista Phase 3 trials compared to the prior Phase 2b trial that allegedly adversely impacted the potential for replicating the positive results of the Phase 2b trial. Federal Plaintiff further alleged that the Individual Defendants’ misstatements artificially inflated the Company’s stock price, and that certain of the Individual Defendants sold their personally held shares of Ophthotech stock at those inflated prices. Federal Plaintiff did not make a demand on Ophthotech’s Board of Directors (the “Board”) prior to filing suit and, instead, alleged that demand was excused as futile because there was reason to doubt (i) the disinterestedness of a majority of the Board members, based on the substantial threat of liability they faced; and (ii) the independence of a majority of the Board members, based on various business and financial entanglements. B. The Court Denies the Defendants’ Motion to Dismiss On December 14, 2018, the Defendants filed a Motion to Dismiss the Verified Stockholder Derivative Complaint (the “Motion to Dismiss”) pursuant to Federal Rule of Civil Procedure 23.1, arguing that Federal Plaintiff had failed to adequately allege that a pre-suit demand on the Board would have been futile. After the full briefing of the Motion to Dismiss, on September 19, 2019, the Court denied the Motion to Dismiss. C. The Board Forms a Special Litigation Committee In response to the denial of the Motion to Dismiss, on October 15, 2019, Ophthotech’s Board established a Special Litigation Committee (“SLC”). Pursuant to a resolution of the Board, the SLC was “fully empowered to take and direct any and all actions on behalf of the Company with respect to [the Federal Derivative Action] and any stockholder derivative litigation [thereafter] filed that raises substantially similar allegations … or otherwise with respect to the allegations therein, including but not limited to investigating and making determinations

5 concerning or related to claims and allegations of [the Federal Derivative Action], determining whether the pursuit of the [Federal Derivative Action] is in the Company’s best interests, causing the Company to pursue claims, causing the Company to seek the dismissal of claims, and seeking any form of relief or action by the Court with respect to the [Federal Derivative Action].” D. The Parties Agree to Terms on Discovery and a Temporary Stay Following extensive negotiations, the parties agreed on terms for (i) discovery; and (ii) a temporary stay in order to permit the SLC to conduct its investigation. Specifically, Defendants and the SLC, as appropriate and subject to the terms of the parties’ stipulation, agreed to produce to Federal Plaintiff: (i) any final written SLC investigation report or presentation, if any, and any documents identified or referenced therein; (ii) in connection with such final report, if any, other SLC-related documents, including, inter alia, documents concerning the formation and independence of the SLC, minutes of relevant meetings of the Board and the SLC, and correspondence between SLC members and other members of the Board (hereinafter, the “SLC- related documents”); (iii) copies of all documents and written responses to discovery requests produced to the plaintiff in Micholle v. Ophthotech Corporation, et al., C.A. No. 1:17-cv-00210- VSB-GWG (the “Securities Action”) in the form and manner in which such documents were produced to the Securities Action plaintiff; (iv) all written agreements regarding the scope of discovery to be produced by defendants in the Securities Action; and (v) all deposition transcripts generated in the Securities Action. E. Discovery and Information-Gathering Between June 2020 and April 2021, Ophthotech produced to Federal Plaintiff more than 100,000 documents constituting more than 4.2 million pages of material, which included transcripts of the depositions of percipient witnesses taken in the related Securities Class Action.

6 Federal Plaintiff’s Counsel attest that they used search terms and custodial information to identify and compile, and then reviewed and evaluated, critical non-public documents and deposition testimony produced by Ophthotech concerning the allegations underlying this litigation. On April 27, 2021, Federal Plaintiff’s Counsel participated in a meeting with counsel for the SLC. Federal Plaintiff’s Counsel made a presentation to SLC Counsel that addressed, among other things, (i) the factual allegations, the legal theories for recovery, and the damages alleged to have been suffered by the Company; (ii) corporate governance and other changes that had been made at the Company since the commencement of the Federal Derivative Action; and (iii) potential additional corporate governance measures that could help prevent a recurrence of the alleged wrongdoing. Federal Plaintiff’s Counsel and SLC Counsel also discussed the status of the SLC’s investigation and next steps, including the possibility of engaging in mediation to explore a potential resolution of the matter. F. The Litigation Demands 1. The Waksman Demand On June 22, 2018, Waksman made a demand for the inspection of documents of Ophthotech under 8 Del. C. §220 seeking documents concerning Fovista’s clinical trials and the sale of Ophthotech stock by certain insiders (the “220 Demand”). In response to the 220 Demand, Ophthotech and counsel for Waksman negotiated and entered into a confidentiality agreement. In late October of 2018, Ophthotech provided approximately 2,200 pages of documents to Waksman and his counsel. On January 23, 2019, subsequent to reviewing the documents, Waksman made a litigation demand on the Board, requesting that it take action to remedy breaches of fiduciary duties by the Individual Defendants in connection with alleged false and misleading statements concerning

7 Fovista and insider selling by defendants Patel, Guyer, Galakatos, and Sblendorio (the “Waksman Demand”). On March 7, 2019, counsel for Waksman was informed that the Board had formed a demand review committee (the “Demand Review Committee”). Subsequent to the making of the Waksman Demand, counsel for Waksman kept in regular contact with counsel for the Demand Review Committee and SLC concerning the Board’s investigations and eventually settlement talks. 2. The Ferber/Ham Demand On October 12, 2018, Ferber and Ham made a litigation demand upon the Board concerning Fovista’s clinical trials and the sale of Ophthotech stock by certain insiders (the “Litigation Demand”). In response to the Litigation Demand, counsel for Ophthotech and counsel for Ferber and Ham exchanged correspondence. On November 30, 2018, counsel for the Company informed Ferber and Ham that the Board had formed the Demand Review Committee to examine the Litigation Demand. Later, that committee’s membership was expanded to include Ophthotech director Adrienne Graves, and the SLC was appointed (as discussed above). Counsel for Ferber and Ham also requested that the Company obtain agreements tolling the statute of limitations from the individual defendants named in this Litigation Demand. The Company executed tolling agreements with the individuals. Thereafter, counsel for Ferber and Ham requested action by the SLC and a production of documents as to the investigation. Ferber and Ham subsequently filed an alleged demand-refused action in Supreme Court, New York County, captioned Ferber, et al. v. Bolte, et al., Index No. 154462/2021 on March 6, 2021 (the “State Derivative Action”). Thereafter, counsel for Ferber and Ham and counsel for the Defendants agreed to enter into a temporary stay of the State Derivative Action while the parties pursued global settlement talks. In addition, Ferber and Ham and counsel for the Defendants entered into a stipulation in

8 which the SLC agreed to produce to counsel for Ferber and Ham the SLC-related documents in accordance with the process provided for in connection with the Federal Derivative Action. 3. Settlement Efforts On June 21, 2021, the Settling Parties and the SLC participated in an all-day mediation session with the Honorable Layn R. Phillips (Fmr.) and Niki Mendoza, nationally recognized mediators with extensive experience mediating complex stockholder disputes similar to the Derivative Actions, and both of Phillips ADR (the “Mediator”). The Settling Parties and the SLC made substantial progress at the mediation but were unable to resolve the Derivative Actions that day. Over the course of the next month, the parties continued to engage in arm’s-length negotiations regarding the terms of a potential settlement, including, in particular, corporate governance measures at Ophthotech that could form the basis for a settlement. These post- mediation negotiations were conducted via written and telephonic communications, with the continued oversight of the Mediator. The Settling Parties ultimately reached an agreement in principle on the material substantive terms of the Settlement, including the Corporate Governance Measures. Thereafter, with the substantial involvement of the Mediator, the Settling Parties commenced negotiations regarding the attorneys’ fees and expenses to be paid to Plaintiffs’ Counsel. Despite their good faith efforts, the Settling Parties were unable to reach an agreement on an appropriate amount of attorneys’ fees on their own. Accordingly, on September 1, 2021, the Mediator issued a mediator’s recommendation for attorneys’ fees and expenses in the amount of $2,450,000, to be paid to Plaintiffs’ Counsel by the Individual Defendants’ insurer(s) (the “Fee

9 and Expense Amount”). The Settling Parties agreed to the mediator’s recommendation regarding the Fee and Expense Amount on September 3, 2021. III. PLAINTIFFS’ CLAIMS AND THE BENEFITS OF SETTLEMENT Plaintiffs believe that the Derivative Actions have substantial merit, and Plaintiffs’ entry into the Stipulation and Settlement is not intended to be and shall not be construed as an admission or concession concerning the relative strength or merit of the claims alleged in the Derivative Actions. However, Plaintiffs and Plaintiffs’ Counsel recognize and acknowledge the significant risk, expense, and length of continued proceedings necessary to prosecute the Derivative Actions against the Individual Defendants through trial and possible appeals. Plaintiffs’ Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex cases such as the Derivative Actions, as well as the difficulties and delays inherent in such litigation. Plaintiffs’ Counsel are also mindful of the inherent problems of prevailing in the face of a potential motion to terminate by the SLC that was appointed by the Board here, the possible defenses to the claims brought in the Derivative Actions, and the difficulty of prevailing at trial in shareholder derivative litigation, generally. Plaintiffs’ Counsel have conducted extensive investigation and analysis, including, inter alia: (i) reviewing the voluminous non-public documents produced in the course of this litigation, including the discovery generated in the related Securities Action and produced to Federal Plaintiff; (ii) reviewing Ophthotech’s press releases, public statements, U.S. Securities and Exchange Commission (“SEC”) filings, and securities analysts’ reports and advisories about the Company; (iii) reviewing related media reports about the Company; (iv) researching applicable law with respect to the claims alleged in the Derivative Actions and potential defenses thereto; (v) preparing and filing derivative complaints; (vi) preparing and sending inspection and litigation

10 demands; (vii) conducting damages analyses; (viii) evaluating the merits of, and the defendants’ potential liability in connection with, the Securities Action; (ix) participating in a formal meeting and making a presentation to SLC Counsel regarding the factual allegations, the legal theories for recovery, the damages alleged to have been suffered by the Company, corporate governance and other changes that had been made at the Company, and potential additional corporate governance measures that could help prevent a recurrence of the alleged wrongdoing; (x) reviewing the Company’s existing corporate governance policies and preparing comprehensive yet targeted settlement demands detailing proposed corporate governance measures to strengthen the Company’s governance; (xi) participating in extensive settlement discussions, including an all-day mediation and continued follow-up communications with SLC Counsel and Defendants’ Counsel and the Mediator; and (xii) negotiating the Stipulation and the exhibits thereto. Based on Plaintiffs’ Counsel’s thorough review and analysis of the relevant facts, allegations, defenses, and controlling legal principles, Plaintiffs’ Counsel believe that the Settlement set forth in the Stipulation is fair, reasonable, and adequate, and confers substantial benefits upon Ophthotech. Based upon Plaintiffs’ Counsel’s evaluation, Plaintiffs have determined that the Settlement is in the best interests of Ophthotech and have agreed to settle the Derivative Actions upon the terms and subject to the conditions set forth herein. IV. DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY Defendants have denied and continue to deny each and all of the claims and contentions alleged by Plaintiffs in the Derivative Actions, and the Individual Defendants have expressly denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Derivative Actions. Defendants have also taken into account the uncertainty and risks inherent in

11 any litigation, especially in complex cases like the Derivative Actions. Defendants have, therefore, determined that it is in the best interests of Ophthotech for the Derivative Actions to be settled in the manner and upon the terms and conditions set forth in the Stipulation. Neither the Stipulation, nor any of its terms or provisions, nor entry of the Judgment, nor any document or exhibit referenced by or attached to the Stipulation, nor any action taken to carry out the Stipulation, is, may be construed as, or may be used as evidence of the validity of any of the Released Claims or as an admission by or against the Individual Defendants of any fault, wrongdoing, or concession of liability whatsoever. V. INDEPENDENT DIRECTOR APPROVAL The members of the SLC, acting on behalf of the Company, have unanimously approved a resolution reflecting their determination, in an exercise of their business judgment, that: (a) Plaintiffs’ litigation and settlement efforts in the Derivative Actions were a material and contributing factor in the Board’s agreement to adopt, implement, and maintain the Corporate Governance Measures for the agreed term; (b) the Corporate Governance Measures reflected in Exhibit A to the Stipulation confer substantial benefits on the Company and its stockholders; and (c) the Settlement is fair, reasonable and in the best interests of the Company and its stockholders. VI. TERMS OF THE PROPOSED DERIVATIVE SETTLEMENT The principal terms, conditions, and other matters that are part of the Settlement, which is subject to approval by the Court, are summarized below. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation and its accompanying Exhibits, which have been filed with the Court and are available at a link on Ophthotech’s website at the Investor Relations page at https://investors.ivericbio.com/derivative- settlement.

12 In connection with the Settlement of the Derivative Actions, Ophthotech’s Board shall adopt and maintain the corporate governance measures (the “Corporate Governance Measures”) described below within sixty (60) days after the Court’s final approval of the proposed Settlement. The Corporate Governance Measures shall remain in effect for a period of no less than four (4) years following final settlement approval, except for modifications required by applicable law, regulation, or fiduciary duty, or upon a Change in Control Event, in which case all duties and obligations to maintain the Corporate Governance Measures shall become subject to the good faith exercise of the succeeding board’s or controlling group’s or entity’s business judgment. The Corporate Governance Measures may be amended or eliminated if a majority of the independent members of the Board determine in a good faith exercise of their business judgment that the implementation or maintenance of the Corporate Governance Measure(s) would be contrary to applicable laws or regulations, including the Board’s fiduciary duties. In such event, the independent directors, to the extent their fiduciary obligations allow based upon their good faith exercise of business judgment, shall adopt an amended or substitute reform that addresses the same goals, purposes and/or functions of the original Corporate Governance Measure(s) as soon as practicable. Any changes made pursuant to this provision shall be published in the Company’s next regular quarterly filing with the SEC. CORPORATE GOVERNANCE MEASURES 1. CORPORATE GOVERNANCE MEASURES TO BE IMPLEMENTED AND MAINTAINED BY IVERIC BIO, INC. (f/k/a/ OPHTHOTECH CORPORATION) AS A RESULT OF THE SETTLEMENT  In addition to the prior Board changes already implemented in the context of the Derivative Actions (as referenced in Section 2), the Board shall appoint another new independent

13 board member. The Board shall retain a third-party search firm to identify a pool of candidates to fill the new board position.2  The Board shall ensure that at all times at least fifty-five percent (55%) of its members satisfy the requirements of Nasdaq Rule 5605(a)(2) for determining the “independence” of independent directors.  The Board shall identify and designate a lead independent director in the event that the positions of CEO and Chairman are in the future held by the same individual. The responsibilities of the lead independent director, if one is designated, shall include (among other things): (i) working directly with management and the Board to ensure the preparation of meeting agendas, materials and schedules; (ii) assessing and advising the Board as to the quality, quantity, and timeliness of the information provided to the Board by management to assist the Board in performing its oversight duties; (iii) approving the agenda for, and moderating executive sessions of, the Board, and acting as principal liaison between the Board and management on sensitive issues; (iv) acting as liaison between the independent directors and the Chairman of the Board and management (however, each director is free to communicate directly with the Chairman of the Board and management); and (v) leading the Board’s and the Compensation Committee’s evaluation of the performance of the Company’s CEO.  In conducting a formal broad search for board of director candidates, the Board shall instruct any search firm engaged for such purpose that the initial pool of candidates shall be comprised of at least 50% of women and racially or ethnically diverse candidates, with at least 25% of those candidates being racially or ethnically diverse.  The Board shall limit directors from serving as board members at “direct competitors” of the Company at any time. o “Direct competitors” shall be defined as “any company that engages in the research, development or commercialization of pharmaceutical or diagnostic products to treat (i) each of Stargardt disease, Best disease, leber congenital amaurosis (subtype 10), Usher syndrome type 2A-related inherited retinal diseases and rhodopsin- mediated autosomal dominant retinitis pigmentosa via any mechanism of action, (ii) ocular diseases whose primary mechanism of action is directed at the C5 molecule and/or its receptor or (iii) GA or AMD whose primary mechanism of action is directed at the HtrA1 enzyme.” 2 On January 5, 2022, the Board of Directors of the Company elected Christine Ann Miller as a Director of the Company. The election of Ms. Miller was intended to satisfy this Measure, and the Settling Parties agree the timing of the appointment (prior to final approval of the Settlement Agreement) shall not be used as a basis for any party to assert that the appointment of Ms. Miller does not satisfy this Measure.

14  Absent extenuating circumstances, directors shall be required to attend either in person or virtually the annual shareholder meeting.  The Company shall adopt a formal Charter for the management-level Disclosure Committee, which is attached hereto as Exhibit A-1 to the Stipulation, reflecting the duties and responsibilities of the Disclosure Committee. The Charter shall provide, among other duties and responsibilities of the Disclosure Committee, that the Disclosure Committee is responsible for: o Reviewing in advance the Company’s quarterly earnings press releases and related materials (such as earnings conference call scripts) with respect to the adequacy and accuracy of the disclosures included therein; o Reviewing transcripts of analyst conference calls and other investor presentations with respect to the accuracy of any disclosures made, advising the Audit Committee of any corrections that the Disclosure Committee determines need to be made, and oversight with respect to the drafting of any required corrective disclosures; o Preparing and submitting to the Board a written report whenever any new material disclosure risks are identified concerning developments in the Company's clinical trials and drug approval efforts; o Providing a written report to the Audit Committee, at least quarterly, regarding potential or actual material disclosure issues identified; and o Providing a report to the Board, at least annually, summarizing its activities, conclusions, and recommendations for the past year and its agenda for the coming year.  The Charter of the Research and Development Committee (which was created in the context of the Derivative Actions) shall be amended to provide (among other things) that the Research and Development Committee shall be responsible for: (i) reviewing and evaluating the design of the Company’s clinical trials; (ii) tracking and evaluating the progress of all ongoing clinical trials; (iii) tracking the Company’s ongoing relationships with any regulatory agency governing the clinical trials, including without limitation, the FDA; and (iv) working in conjunction with the Company’s management-level Disclosure Committee and the Audit Committee to facilitate the Board’s oversight of disclosure controls with respect to the Company’s public disclosures regarding the status of any clinical trials undertaken by the Company, as well as communications with any regulatory agency governing the clinical trials, including without limitation, the FDA. The Research and Development Committee shall ensure that the Audit Committee and the Board are promptly made aware when any issues arising out of a clinical trial are considered material by the Research and Development Committee. The Research and Development Committee shall report at least annually to the Board with respect to its activities, conclusions, and recommendations for the past year and its agenda for the coming year.

15  The Charter of the Audit Committee shall be amended to include the following additional responsibilities: o The Audit Committee shall receive quarterly (and more often as warranted) updates from the Chief Financial Officer and/or the Company’s management-level Disclosure Committee regarding the efforts of the Disclosure Committee. The Audit Committee shall work in conjunction with the Disclosure Committee and the Research and Development Committee to facilitate the Board’s oversight of disclosure controls with respect to the Company’s public disclosures regarding the status of any clinical trials undertaken by the Company, as well as interactions with the FDA. o The Audit Committee shall receive quarterly (and more often as necessary) updates from the Company’s management on its risk management process. The Audit Committee shall report to the Board whenever any material risks relating to the Company’s legal and/or regulatory compliance are identified, including with respect to recommendations regarding proposals for mitigating these risks, as well as relevant considerations relating to the Company’s public disclosures of these risks. o The Audit Committee shall receive reports from and coordinate with the Research and Development Committee regarding the integrity and accuracy of the Company’s press releases and regulatory filings with respect to its clinical trials and studies. In the event the Research and Development Committee presents the Audit Committee with information concerning any developments related to a clinical trial that are sufficiently material to trigger a disclosure obligation, the Audit Committee shall assess whether any corrective or other disclosures are required. o The Audit Committee shall receive annually a report listing all trades in the Company’s securities engaged in by Section 16 officers of the Company.  The Charter of the Nominating and Corporate Governance Committee shall be amended to provide that the Committee shall meet either in-person or virtually with each prospective new Board member prior to his or her nomination to the Board.  The Charter of the Compensation and Talent Strategy Committee shall be amended to provide that: (i) in its consideration of compensation recommendations with respect to the Company’s executive officers, the Committee will take into account performance as it relates to both legal compliance and compliance with the Company’s internal policies and procedures; (ii) in its consideration of severance arrangements recommendations with respect to the Company’s executive officers, the Committee will take into account performance as it relates to both legal compliance and compliance with the Company’s internal policies and procedures; and (iii) the Committee shall consist of at least three (3) members.

16  As an initial action item following the Company’s commercialization of one or more of its therapeutic product candidates (“commercialization”), in the event the Company does not yet have a Chief Compliance Officer, the Company will appoint a Chief Compliance Officer as soon as is practicable, unless the Audit Committee, in conjunction with input from an outside independent consultant, determines in good faith that it is not in the Company’s best interests, taking into account, among other considerations, the regulatory compliance obligations and financial resources of the Company. In the event the Company has not appointed a Chief Compliance Officer within six (6) months of commercialization, the Audit Committee shall provide a report regarding its determinations, the reasons for not appointing a Chief Compliance Officer, and how the duties of a Chief Compliance Officer otherwise will be fulfilled by other existing positions to the Board.  The Insider Trading Policy shall be amended to incorporate the following revisions, which are reflected in the amended Insider Trading Policy attached hereto as Exhibit A-2 to the Stipulation: o The Company shall undertake an annual review reasonably intended to ensure that the Insider Trading Policy remains up-to-date with respect to insider trading laws and regulations. o The Company shall obtain annual written certifications from directors, and executive officers indicating that those individuals have read and understood the terms of the Insider Trading Policy. o In the next quarterly filing following the approval of a new or amended Rule 10b5- 1 plan for any director or executive officer, the Company shall disclose: (1) the name of the plan enrollee; (2) the date the plan was entered into; and (3) the date the plan expires, if applicable. o Except as provided in Section 2.2(b) of the Insider Trading Policy, during the pendency of any Company-funded open market stock buy-back program, no director or officer subject to reporting obligations under Section 16 of the Exchange Act shall be permitted to sell stock of the Company. o Except as provided in Section 2.2(b) of the Insider Trading Policy, officers subject to reporting obligations under Section 16 of the Exchange Act shall be prohibited from trading securities of the Company for the period of time beginning no later than the fifteenth (15th) day of the last month of each quarter and ending upon the completion of the second full trading day after the public announcement of earnings each quarter. o Any failure to comply with the Insider Trading Policy by any employee of the Company will result in an assessment by the Company concerning appropriate disciplinary action, which may include reimbursement for any fines, fees, or expenses incurred by the Company as a result of any noncompliance with the Insider Trading Policy, cancellation of outstanding stock options, disqualification

17 from performance-based compensation, and employee discipline up to and including termination.  The Clawback Policy shall be amended to provide the following, which is reflected in the amended Clawback Policy attached hereto as Exhibit A-3 to the Stipulation: o Upon any restatement of the Company’s financial results, the Board shall oversee an investigation reasonably intended to assess (1) whether any compensation, including in particular any incentive-based compensation (including stock options awarded as compensation), was paid to the Company’s CEO, CFO, or any other executive officer on the basis of any misstated financial results; and (2) whether the restatement was caused by fraud or intentional misconduct (as defined in Exhibit A-3 to the Stipulation) of the CEO, CFO, or any other executive officer. o The Company shall disclose in its Compensation Discussion and Analysis a summary of the Board’s investigation.  The Board shall maintain and publish on the Company’s website the following policies (as revised, where appropriate) for the entirety of the Compliance Term: o Insider Trading Policy o Related Person Transactions Policy o Clawback Policy  The Code of Business Conduct and Ethics shall be amended to require that the Company institute mandatory annual employee training concerning applicable policies and codes of conduct, as appropriate given the employee’s role within the Company.  The Board shall maintain the provision in the Corporate Governance Guidelines that requires new directors to participate in the Company’s orientation program for new directors.  The Board shall amend the Corporate Governance Guidelines to require director participation in continuing education for directors, as the Board determines appropriate.  The Board shall publish the revised Corporate Governance Guidelines and Code of Business Conduct and Ethics on the Company’s website and include a link to those documents in the Company’s proxy statements.  The Board shall publish all Board committee charters, as revised, on the Company’s website for the at least the duration of the Compliance Term.  In the event that a final non-appealable judgment is entered against defendant Guyer and/or defendant Patel following summary adjudication or trial, including the conclusion of any and all appeals, in Micholle v. Ophthotech Corporation, et al., Case No. 1:17-cv-00210-

18 VSB-GWG (S.D.N.Y.) (the “Securities Class Action”) for violation(s) of federal securities laws in which defendant Guyer and/or defendant Patel is found to have acted willfully in bad faith, Ophthotech shall, to the extent not inconsistent with applicable legal obligations, including but not limited to the Company’s legal obligations to defendants Guyer and Patel contained in the Company’s Fourth Amended and Restated Certificate of Incorporation, Paragraph TENTH, pursue sums previously paid pursuant to the Company’s advancement and/or indemnification obligations to or for the benefit of the defendant(s) against whom such a final non-appealable judgment is entered. 2. CORPORATE GOVERNANCE ENHANCEMENTS AND OTHER CHANGES ALREADY IMPLEMENTED  The Derivative Actions were a factor considered by the Company and its Board in connection with modifications it made to its board composition and structure in the period between (1) the filing of such litigation and the transmittal of litigation demands and (2) the parties’ agreement in principle in connection with mediation to settle these Derivative Actions. Such modifications include the appointment of new, non-defendant directors to fill vacancies created by director departures.  Concerns, including as expressed by the derivative plaintiffs in litigation and the demanding shareholders in correspondence and demands, were substantial contributing factors to the following corporate governance measures and enhancements: o Adoption of the Clawback Policy o Adoption of the Stock Retention and Ownership Guidelines o Amendments to the Code of Business Conduct and Ethics VII. PLAINTIFFS’ COUNSEL’S SEPARATELY NEGOTIATED AGREED-TO ATTORNEYS’ FEES AND EXPENSES After negotiating the principal terms of the Settlement, counsel for the Settling Parties, the SLC, and the Individual Defendants’ insurers, acting by and through their respective counsel, with the substantial assistance of the Mediator, separately negotiated the attorneys’ fees and expenses the Individual Defendants would cause their insurers to pay to Plaintiffs’ Counsel based on the substantial benefits conferred upon Ophthotech by the Settlement. In consideration of the substantial benefits conferred upon Ophthotech as a direct result of the Settlement and the efforts of Plaintiffs and Plaintiffs’ Counsel in the Derivative Actions, and subject to Court approval, the Individual Defendants shall cause their insurers to pay Plaintiffs’

19 Counsel attorneys’ fees and expenses in the total amount of $2,450,000 (the “Fee and Expense Amount”). The members of the SLC, in the good faith exercise of their business judgment, have approved the agreed-to Fee and Expense Amount in light of the substantial benefits conferred upon Ophthotech as a result of the Settlement and Plaintiffs’ Counsel’s efforts in this litigation. The Settling Parties further stipulated that Plaintiffs’ Counsel may apply to the Court for service awards of up to $5,000 for each of the Plaintiffs, only to be paid upon Court approval, and to be paid from the Fee and Expense Amount, in recognition of Plaintiffs’ participation and effort in the prosecution of the Derivative Actions. VIII. SETTLEMENT HEARING On January 20, 2023, at 4:00 p.m., the Court will hold the Settlement Hearing at the United States District Court for the Southern District of New York, 40 Foley Square, New York, New York 10007. At the Settlement Hearing, the Court will consider whether the terms of the Settlement are fair, reasonable, and adequate and thus should be finally approved, whether the separately negotiated Fee and Expense Amount and Plaintiffs’ service awards should be approved, and whether the Derivative Actions should be dismissed with prejudice pursuant to the Stipulation. Pending the Court’s determination as to final approval of the Settlement, Plaintiffs and all Current Company Stockholders are barred and enjoined from commencing, instituting, filing, intervening in, participating in, receiving any benefit from, or prosecuting any action, including without limitation any derivative action, asserting any of the Released Claims against any of the Released Persons. IX. RIGHT TO ATTEND SETTLEMENT HEARING Any current Ophthotech stockholder may, but is not required to, appear in person at the Settlement Hearing. If you want to be heard at the Settlement Hearing, then you must first comply

20 with the procedures for objecting, which are set forth below. The Court has the right to change the hearing date or time without further notice or to hold it telephonically or via another remote process. Thus, if you are planning to attend the Settlement Hearing, you should confirm the date and time before going to the Court. Current Company Stockholders who have no objection to the Settlement do not need to appear at the Settlement Hearing or take any other action. X. RIGHT TO OBJECT TO THE PROPOSED DERIVATIVE SETTLEMENT AND PROCEDURES FOR DOING SO Any current Ophthotech stockholder may appear and show cause, if he, she, or it has any reason why the Settlement of the Derivative Actions should not be approved as fair, reasonable, and adequate, or why a judgment should not be entered thereon, or why the separately negotiated attorneys’ fees and expenses should not be approved. You must object in writing, and you may request to be heard at the Settlement Hearing. If you choose to object, then you must follow these procedures. A. You Must Make Detailed Objections in Writing Any objections must be presented in writing and must contain the following information: 1. Your name, legal address, and telephone number; 2. The case name and number (Pacheco v. Guyer, Case No. 1:18-cv-07999); 3. Proof of being an Ophthotech stockholder as of the Record Date, January 27, 2022. 4. The date(s) you acquired your Ophthotech shares; 5. A statement of each objection being made; 6. Notice of whether you intend to appear at the Settlement Hearing (you are not required to appear); and

21 7. Copies of any papers you intend to submit to the Court, along with the names of any witness(es) you intend to call to testify at the Settlement Hearing and the subject(s) of their testimony. The Court may not consider any objection that does not substantially comply with these requirements. B. You Must Timely Deliver Written Objections to the Court All written objections and supporting papers must be submitted to the Court either by mailing them to: Clerk of the Court UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK 40 Foley Square New York, New York 10007 OR by filing them in person at any location of the United States District Court for the Southern District of New York. YOUR WRITTEN OBJECTIONS MUST BE POSTMARKED OR ON FILE WITH THE CLERK OF THE COURT NO LATER THAN DECEMBER 30, 2022. Unless the Court orders otherwise, your objection will not be considered unless it is timely filed with the Court. Your written objection must also be mailed to: Plaintiffs’ Counsel: Brian J. Robbins Craig W. Smith Shane P. Sanders Robbins LLP 5060 Shoreham Place, Suite 300 San Diego, CA 92122 Counsel for Plaintiff Luis Pacheco

22 Defendants’ Counsel: Michael G. Bongiorno Jeremy T. Adler WILMER CUTLER PICKERING HALE AND DORR LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 Counsel for Defendants and Nominal Defendant Jordan D. Hershman MORGAN, LEWIS & BOCKIUS LLP One Federal Street Boston, MA 02110 Counsel for Defendants David R. Guyer and Samir C. Patel Any Person or entity who fails to object or otherwise request to be heard in the manner prescribed above will be deemed to have waived the right to object to any aspect of the Settlement as incorporated in the Stipulation or otherwise to be heard (including the right to appeal) and will be forever barred from raising such objection or request to be heard in this or any other action or proceeding, and, unless otherwise ordered by the Court, shall be bound by the Judgment to be entered and the releases to be given. XI. RELEASES Upon the Effective Date, the Releasing Parties shall be deemed to have fully, finally, and forever released, relinquished, and discharged with prejudice and on the merits, to the fullest extent permitted by law, each and all of the Released Persons from and with respect to each and all of the Released Claims (including Unknown Claims), and will be forever barred and enjoined from commencing, instituting, or prosecuting any action or proceeding, in any forum, asserting any of the Released Claims against any of the Released Persons, including but not limited to any and all

23 claims arising out of, relating to, or in connection with the defense, settlement, or resolution of the Derivative Actions against the Released Persons. Upon the Effective Date, each of the Defendants shall be deemed to have fully, finally, and forever released, relinquished, and discharged Plaintiffs and Plaintiffs’ Counsel from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement, or resolution of the Derivative Actions or the Released Claims. Upon the Effective Date, each of the Settling Parties shall be deemed to have fully, finally, and forever released, relinquished, and discharged the members of the SLC and SLC Counsel from all claims (including Unknown Claims), arising out of, relating to, or in connection with the investigation, settlement, or resolution of the Derivative Actions or the Released Claims. “Released Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including without limitation Unknown Claims (as defined in paragraph 1.33 of the Stipulation), whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule, brought or that could be brought by Ophthotech or derivatively on behalf of Ophthotech that arise out of or relate to: (i) the allegations asserted in the Derivative Actions; or (ii) the Settlement, except for any claims to enforce the Settlement. Excluded from the term “Released Claims” are all claims asserted in the Securities Action.

24 “Released Persons” means collectively, Ophthotech, the Individual Defendants, and their Related Persons. “Related Persons” means: (i) with regard to each Individual Defendant, the Individual Defendants’ spouses, marital communities, immediate family members, heirs, executors, personal representatives, estates, administrators, trusts, predecessors, successors, and assigns or any other entity in which any Individual Defendant has a controlling interest, and each and all of their respective past and present officers, directors, employees, agents, affiliates, parents, subsidiaries, divisions, attorneys, accountants, auditors, advisors, insurers, co-insurers, re-insurers, heirs, executors, personal representatives, estates, administrators, trusts, predecessors, successors, and assigns; and (ii) with regard to Ophthotech, all past or present agents, officers, directors, attorneys, accountants, auditors, advisors, insurers, co-insurers, reinsurers, partners, controlling shareholders, joint venturers, related or affiliated entities, advisors, employees, affiliates, predecessors, successors, parents, subsidiaries, insurers, and assigns for Ophthotech. “Releasing Parties” means Plaintiffs, all other Current Company Stockholders, Plaintiffs’ Counsel, and Ophthotech XII. HOW TO OBTAIN ADDITIONAL INFORMATION This Notice summarizes the Stipulation. It is not a complete statement of the events of the Derivative Actions or the Settlement contained in the Stipulation. You may inspect the Stipulation and other papers in the Derivative Actions at the United States District Court Clerk’s office at any time during regular business hours of each business day. The Clerk’s office is located at the United States District Court for the Southern District of New York, 40 Foley Square, New York, New York 10007. However, you may visit the Company’s website to inspect the Stipulation or contact counsel listed below. The Clerk’s office will not mail

25 copies to you. You may also view and download the Stipulation at https://investors.ivericbio.com/derivative-settlement. If you have any questions about matters in this Notice, you may contact: Brian J. Robbins Craig W. Smith Shane P. Sanders Robbins LLP 5060 Shoreham Place, Suite 300 San Diego, CA 92122 Counsel for Plaintiff Luis Pacheco PLEASE DO NOT CALL, WRITE, OR OTHERWISE DIRECT QUESTIONS TO EITHER THE COURT OR THE CLERK’S OFFICE. DATED: November 3, 2022 BY ORDER OF THE COURT UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK